Exhibit (i)(1)

             [Letterhead of Paul, Hastings, Janofsky & Walker LLP]]


August 17, 2007


TDAX Funds, Inc.
420 Lexington Avenue, Suite 2550
New York, New York 10170

Ladies and Gentlemen:

We have acted as counsel to TDAX Funds, Inc., a Maryland corporation (the "Company"), in connection with the Company's Registration Statement filed on Form N-1A with the Securities and Exchange Commission (the "Registration Statement") relating to the issuance by the Company of shares of common stock (the "Shares") of the following series of the Company: TDAX Independence 2010 Exchange-Traded Fund, TDAX Independence 2020 Exchange-Traded Fund, TDAX Independence 2030 Exchange-Traded Fund, TDAX Independence 2040 Exchange-Traded Fund and TDAX Independence In-Target Exchange-Traded Fund (each a "Fund," and collectively, the "Funds").

In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies.

We have based our opinion upon our review of the following records, documents and instruments:

     (a) the Company's Articles of Amendment and Restatement (the "Charter"), certified as of a recent date by the State Department of Assessments and Taxation of Maryland;

     (b) the Amended and Restated Bylaws of the Company, certified to us by an officer of the Company as being true and complete on the date hereof;

     (c) resolutions of the Company's Board of Directors adopted on July 24, 2007 authorizing the establishment of each of the Funds and the issuance of the Shares, certified to us by an officer of the Company as being true and complete and in effect on the date hereof; and

     (d)   the Registration Statement.

We have relied without independent investigation upon the opinion dated the date hereof of Venable LLP, delivered to the Company with respect to the questions of law of the


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TDAX Funds, Inc.
August 17, 2007
Page 2


State of Maryland. We are not admitted to the practice of law in any jurisdiction but the State of New York and we do not hold ourselves out as experts in or express any opinion as to the laws of other states or jurisdictions except as to matters of federal law. Based on the foregoing and our examination of such questions of law as we have deemed necessary and appropriate for the purpose of this opinion, and assuming that (i) all of the Shares will be issued and sold for consideration at their net asset value on the date of their issuance in accordance with statements in the Registration Statement and in accordance with the Charter, (ii) all consideration for the Shares will be actually received by the Company, and (iii) all applicable securities laws will be complied with, then it is our opinion that, when issued and sold by the Company, the Shares will be legally issued, fully paid and nonassessable by the Company.

This opinion is rendered to you in connection with the Registration Statement and is solely for your benefit. This opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm, corporation or other entity for any purpose, without out prior written consent. We disclaim any obligation to advise you of any developments in areas covered by this opinion that occur after the date of this opinion.

We hereby consent to (i) the reference of our firm as Legal Counsel in the Registration Statement and (ii) the filing of this opinion as an exhibit to the Registration Statement.




Very truly yours,

/s/ PAUL, HASTINGS, JANOFSKY & WALKER LLP
-----------------------------------------
PAUL, HASTINGS, JANOFSKY & WALKER LLP